UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 26, 2025
INDIVIOR PLC
(Exact name of registrant as specified in its charter)

England and Wales	001-37835	98-1204773
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10710 Midlothian Turnpike Suite 125 North Chesterfield, VA	23235
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 804-379-1040 not applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary shares, $0.50 nominal value per share	INDV	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company
☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 2.05 Costs Associated with Exit or Disposal Activities.
The current management team of Indivior PLC (“Indivior” or the “Company”), with the oversight of the Company's Board of Directors, approved an enterprise-wide initiative – the Indivior Action Agenda – that started in the second quarter of 2025. The Indivior Action Agenda, as disclosed on July 31st, is a three-phased, multi-year operational roadmap intended to maximize the potential of Indivior’s business and make a positive difference in the lives of people living with opioid use disorder (“OUD”) while creating value for shareholders.
The Indivior Action Agenda contemplates that management, under the supervision of the Company’s Board of Directors, will develop and propose for approval and adoption, specific plans to execute that agenda. Phase 1 of the Indivior Action Agenda – Generate Momentum – is being implemented through the end of 2025 with a focus on the following key areas:
•Growing SUBLOCADE in the U.S. through the remainder of 2025 by improving commercial execution;
•Taking actions to simplify the organization by eliminating all non-essential activities; and,
•Determining the actions and investments necessary to accelerate long-acting injectable (LAI) penetration in the U.S. and to accelerate SUBLOCADE net revenue growth in 2026 and beyond.
On August 26, 2025, the Company adopted one of the first major initiatives designed to execute on Phase 1 the Indivior Action Agenda - today, the Company began taking actions on that initiative, which are designed to simplify the organization and drive transparency and accountability through the elimination of non-essential activities. These actions are expected to generate operational momentum and consist of:
▪ Headcount Reductions: The Company expects pre-tax employee severance and related employee exit charges of approximately $16 to $19 million, the majority of which will be recognized in the third quarter of 2025.
▪ Real Estate Consolidations: The Company expects pre-tax cash and non-cash asset charges of approximately $15 to $22 million in the third quarter of 2025 resulting from the consolidation and exit of certain real estate properties, including write-downs of leasehold improvements, fixed assets, and acceleration of leased property restoration costs.
▪ Consulting, Legal, and Tax Planning: The Company has incurred, or expects to incur, pre-tax consulting, legal, and tax planning expenses of approximately $8 to $9 million, which will be recognized in the third quarter of 2025.
As a result of this initial initiative related to Phase 1, the Company expects to recognize a total of approximately $39 to $50 million of restructuring charges pre-tax, of which $27-$35 million will be cash, and which are expected to be recognized in the third and fourth quarters of 2025. These estimates are subject to a number of assumptions and actual expenses may differ materially from the estimates disclosed above. The Company intends to exclude these restructuring charges from its non-GAAP financial measures, consistent with its reporting practices.
Additionally, Indivior is exploring strategic alternatives for both OPVEE® and its non-U.S. business. To the extent the Company is successful in divesting and / or restructuring these assets, further one-time costs and ongoing expense savings may be realized.
In reliance upon Form 8-K Compliance and Disclosure Interpretation Question 109.02, the Company has delayed filing this Current Report on Form 8-K until affected employees were informed.
This Item 2.05 contains forward-looking statements with respect to the Company's expected cost and capital reduction initiatives, including with respect to the timing and amount of future cash and non-cash expenditures. Such statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied, including those associated with: changes in the assumptions used to estimate such costs; changes in the Company’s business, prospects and strategy; changes in the Company’s restructuring plans; changes in the timing and execution of the Company's cost and capital reduction initiatives; and other risks and uncertainties described in the Company’s Annual Report on Form 10-K filed March 3, 2025, Quarterly Report on Form 10-Q filed May 1, 2025, Quarterly Report on Form 10-Q filed July 31, 2025, and other filings with the SEC. All information herein reflects management's expectations as of the date hereof, unless an earlier date is specified. The Company does not undertake, and expressly disclaims, any duty to update such statements, whether as a result of new information, new developments, or otherwise, except to the extent that disclosure may be required by law.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Indivior PLC

Date: August 26, 2025	By:	/s/ Ryan Preblick
Name: Ryan Preblick
Title: Chief Financial Officer